Exhibit 4.02

ADVANCED PROTEOME THERAPEUTICS, INC.

EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, (this “Agreement”) made as of the 26th day of October 2006 (the “Effective Date”), between Advanced Proteome Therapeutics, Inc., a Delaware corporation (the “Company”), and, Alexander (Allen) Krantz, an individual who has been and will continue to be the president of the Company (the “Employee”).

     WHEREAS, the Company desires to hire the Employee, and Employee desires to be employed by the Company, as of and from the Effective Date, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1.  Employment.

     The Company shall employ the Employee, and Employee agrees to be so employed, with the title of President (the “President”) and Chief Executive Officer (the “CEO”) of the Company. The Employ acknowledges that Employee’s employment by the Company will commence on October __, 2006. The Employee agrees that, to the best of the Employee’s ability and experience, Employee will at all times conscientiously perform all of the duties and obligations assigned to the Employee under this Agreement.

2.  Salary; Reimbursement of Expenses.

     (a) Salary, The Employee’s salary for the period commencing on the date hereof will be US$175,000 per annum (the “Base Salary”), less required withholdings, payable ratably on the Company’s regular payroll dates. The Employee’s salary shall be reviewed at least annually and is subject to adjustment in connection therewith. Such salary as in effect from time to time is herein referred to as the “Base Salary”.

     (b) Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable and appropriate or necessary out-of-pocket expenses incurred in connection with the Employee’s carrying out the Employee’s duties under this Agreement, in conformity with such procedures as the Company may establish from time to time. The Company will also reimburse the Employee for all reasonable and appropriate moving expenses associated with moving his household and family from San Francisco, CA to Boston, MA as a consequence of relocating business operations of Advanced Proteome Therapeutics Inc.,to Boston, MA.

3.  Benefits. The Employee will be entitled (i) to insurance and other benefits commensurate with the Employee’s position in accordance with the Company’s standard employee benefits policies as in effect from time to time; (ii) to participate in the Company’s

401(k) plan as in effect from time to time; and (iii) four (4) weeks vacation annually and customary holidays.

     To the extent the Company maintains insurance with respect to (i) directors’ and officers’ liability, (ii) errors and omissions and (iii) general liability insurance, the Employee shall be covered by such insurance to the same extent as other senior executives and directors of the Company.

4.  Conflicting Employment. The Employee agrees that, during the term of the Employee’s employment with the Company, Employee will not engage in any other employment, occupation, consulting or other business activity related to the Business (as defined below) in which the Company is now involved nor will the Employee engage in any other activities that conflict with the Employee’s obligations to Company. It is agreed that the “Business” of the Company is the development and commercialization of protein therapeutics, which means the use of protein as active drugs. It is expressly acknowledged and agreed that Employee is already committed to be Chairman of the Scientific Advisory Board of Pharmena North America, Inc., ., a Delaware corporation (“Pharmena”), and an officer of the related Krantz & Bender Holdings and may devote reasonable time and effort to the discharge of those positions.

5.  Compliance with Company Policy. During this agreement, the Employee shall observe all Company rules and policies, including such policies as are contained in the Company policy and procedures manual as from time to time amended.

6.  Termination of Employment. The Employee acknowledges and agrees that his employment by the Company is on an “at will” basis, meaning that either the Company or the Employee may terminate the employment at any time, without or without cause.

     In the event the employment of the Employee is terminated by the Company “without cause” the Employee shall be entitled to severance as follows:

     (i)      if termination occurs within twelve (12) months after the Effective Date, the Employee shall be paid Base Salary for 12 months;

     (ii)     if termination occurs on or after the first anniversary of the Effective Date, the Employee shall be paid Base Salary contemplated by clause (i) above plus three (3) months for each full or partial year of employment after the first anniversary, such severance not in any event to exceed twenty-four (24) months Base Salary in the aggregate;

     (iii)    the Employee shall be reimbursed for all expenses pursuant to Section 2 incurred through the date of employment termination;

     (iv)    the Employee shall continue to have during such post-employment period twelve (12) months of benefits, to the extent permitted by law, to which he was entitled pursuant to Section 3 hereof while he was employed by the Company; and

     (v)     the Company shall pay promptly and in full the principal and all accrued interest on the Loan (as defined below) in accordance with the provisions of Section 16, below.

7. Confidential Information.

     (a)     Company Information. The Employee agrees at all times during the term of the Employee’s employment or other involvement with the Company and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to, or permit the use by, any person, firm or corporation without written authorization of its Board of Directors, any Confidential Information of the Company. The Employee understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how or other business information disclosed to the Employee by the Company, either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment, including, but not limited to the following proprietary information:

     (i)     medical and drug research and testing results and information, research and development techniques, processes, methods, formulas, trade secrets, patents, patent applications, computer programs, software, electronic codes, mask works, inventions, machines, innovations, ideas, designs, creations, writings, books and other works of authorship, discoveries, improvements, data, formats, projects and research projects;

     (ii)     information about costs, profits, markets, sales, contracts and lists of customers, and distributors, business, marketing, and strategic plans; forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements as well as all business opportunities, conceived, designed, devised, developed, perfected or made by the Employee, whether alone or in conjunction with others, and related in any manner to the actual or anticipated business of the Company or to actual or anticipated areas of research and development; and

     (iii)     employee personnel files and compensation information.

     The Employee further understands that Confidential Information does not include any of the foregoing items which (A) has become publicly known or made generally available to the public through no wrongful act of the Employee, (B) has been disclosed to the Employee by a third party having no duty to keep Company matters confidential, (C) has been developed by the Employee independently of employment by the Company, (D) has been disclosed by the Company to a third party without restrictions on disclosure, or (E) has been disclosed with the Company’s written consent. The Employee further agrees that all Confidential Information shall at all times remain the property of the Company,

     (b)     Third Party and Former Employer Information. The Employee agrees that the Employee will not improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Employee has an agreement or duty to keep in confidence information acquired by the Employee.

     (c)     Future Third Party Information. The Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Employee’s work for the Company consistent with the Company’s agreement with such third party.

     (d)     Prior Actions and Knowledge. The Employee represents and warrants that from the time of the Employee’s first contact with the Company, the Employee has held in strict confidence all Confidential Information and has not disclosed any Confidential Information, directly or indirectly, to anyone outside the Company without confidential safeguards, or used, copied, published, or summarized any Confidential Information, except to the extent otherwise permitted in this Agreement.

8.     Inventions.

     (a)     Inventions Retained and Licensed. It is acknowledged that there may be certain ideas or inventions which were conceived, developed or created by the Employee prior to Employee’s employment or first contact with the Company that are related to the business of the Company (collectively referred to as “Prior Inventions”), (A) which belong to the Employee, (B) which relate to the Company’s current or contemplated business, products or research and development, and (C) which are not assigned to the Company hereunder. If in the course of Employee’s employment with the Company, the Employee incorporates or embodies into a Company product, service or process a Prior Invention owned by the Employee or in which the Employee has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, service or process.

     (b)     Assignment of Intellectual Property Items. The Employee agrees that Employee will promptly make full written disclosure to the Company and will hold in trust for the sole right and benefit of the Company, and the Employee hereby assigns to the Company, or its designee, all of the Employee’s right, title and interest in and to any and all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights, and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which the Employee may on or after the Effective Date, solely or jointly with others conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Employee is in the employ of the Company (collectively referred to as “Intellectual Property Items”); provided, however, that the foregoing shall also apply only to Intellectual Property Items which relate to the business of the Company or to the Company's anticipated business as of the end of the Employee's employment and which are conceived, developed, or reduced to practice during, as part of, and in connection with such employment. Without limiting the foregoing, the Employee further acknowledges that all original works of authorship which are made by the Employee (solely or jointly with others) within the scope of the Employee's employment and which are protectable by copyright are works made for hire as that term is defined in the United States Copyright Act.

     (c)     Maintenance of Records. The Employee agrees to keep and maintain adequate and current written records of all Intellectual Property Items made by the Employee (solely or jointly with others) during the term of the Employee's employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times.

     (d)     Patent and Copyright Registrations. The Employee agrees to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Intellectual Property Items and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property Items, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

9.     Return of Company Property. The Employee agrees that, at any time upon request of the Company, and in any event at the time of leaving the employ of the Company, Employee will deliver to the Company (and will not keep in the Employee's possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, keys, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items, containing Confidential Information or otherwise belonging to the Company, its successors or assigns, whether prepared by the Employee or supplied to the Employee by the Company.

10.     Non-Solicitation. The Employee agrees that Employee shall not during the Employee's employment or other involvement with the Company and for a period of twelve (12) months immediately following the termination of the Employee's employment with the Company for any reason, whether with or without cause, (i) either directly or indirectly solicit or take away, or attempt to solicit or take away employees of the Company, either for the Employee's own business or for any other person or entity, or (ii) either directly or indirectly recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company to discontinue, reduce or modify such employment, agency or business relationship with the Company.

11.     Covenants Against Competition.

     (a)     Definitions. For the purposes of this Section:

     (i)     “Competing Product” means any product, process, or service of any person or organization other than the Company, in existence or under development (A) which is identical to, substantially the same as, or an adequate substitute for any product, process, or service of the Company, in existence or under development, based on any patent or patent application (provisional or otherwise) which is owned by or licensed to the Company, or other intellectual property of the Company about which the Employee acquires Confidential Information, and (B) which is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such product, process or service of the Company.

     (ii)     “Competing Organization” means any person or organization, including the Employee, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing, or providing of a Competing Product.

     (b)     Non-Competition. As a material inducement to the Company to employ or continue the employment of the Employee, and in order to protect the Company's Confidential Information and good will, the Employee agrees to the following stipulations:

     (i)     For a period of twelve (12) months after termination of the Employee's employment with the Company or its affiliates for any reason, whether with or without cause, the Employee will not directly or indirectly solicit or divert or accept business relating in any manner to Competing Products or to products, processes or services of the Company, from any of the customers or accounts of the Company with which the Employee had any contact as a result of the Employee's employment.

     (ii)     For a period of six (6) months after termination of the Employee's employment with the Company for any reason, whether with or without cause, the Employee will not (A) render services directly or indirectly, as an employee, consultant or otherwise, to any Competing Organization in connection with research on or the acquisition, development, production, distribution, marketing or providing of any Competing Product, or (B) own any interest in any Competing Organization, other than less than 2% of the equity securities of a Competing Organization which are publicly traded.

     (c)     Modification of Restrictions. The Employee agrees that the restrictions set forth in this Section are fair and reasonable and are reasonably required for the protection of the interests of the Company. However, should an arbitrator or court nonetheless determine at a later date that such restrictions are unreasonable in light of the circumstances as they then exist, then the Employee agrees that this Section shall be construed in such a manner as to impose on the Employee such restrictions as may then be reasonable and sufficient to assure Company of the intended benefits of this Section.

12.     Survival of Obligations. The obligations of the Corporation and the Employee set forth in Section 2(b) (reimbursement of expenses), Section 6 (termination of employment), Section 7 (confidentiality), Section 8 (assignment of inventions), Section 10 (non-solicitation) and Section 11 (non-competition) will survive the termination of Employee’s employment hereunder, regardless of cause.

13.     Equitable Remedies. The Employee agrees that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in Sections 7, 8, 9, 10 and 11 herein. Accordingly, at the sole discretion of the Company, the Employee agrees that if Employee breaches any of such Sections, the Company will have, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement and, if it prevails in such a proceeding, the right to recover from the Employee the costs and expenses thereof, including reasonable attorneys' fees.

14.     Representations and Warranties of Employee. The Employee represents and warrants as follows: (i) that the Employee has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with the Employee's undertaking a relationship with the Company; and (ii) that Employee has not entered into, nor will Employee enter into, any agreement (whether oral or written) in conflict with this Agreement.

15.     Miscellaneous.

     (a) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     (b) No Waiver. The failure of either party to insist on strict compliance with the terms of this agreement in any instance or instances will not be deemed a waiver of any such term of this Agreement or of that party's right to require strict compliance with the terms of this Agreement in any other instance.

     (c) Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the successors in interest of the parties, including, in the case of the Employee, the Employee's heirs, executors and estate. The Employee may not assign the Employee's obligations under this Agreement. The Company may not assign its obligations under this Agreement, except with the prior written consent of the Employee.

     (d) Notices. Any notices or other communications provided for hereunder may be made by registered mail or express courier services provided that the same are addressed to the party required to be notified at its address first written above, or such other address as may hereafter be established for notices.

     (e) Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

     (f) Captions; Gender Captions of sections herein are for convenience only and are not intended to cover all matters therein. Any pronoun or other gender-linked term shall in each case refer, as applicable, to the masculine, feminine or neuter. Any defined term shall include it singular or plural form or other part of speech.

     (g) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of The Commonwealth of Massachusetts without giving effect to its principles on conflict of laws.

     16.     Existing Loans By Employee to Company. It is acknowledged and agreed that the Employee has previously lent to the Company, in his capacity as a shareholder of the Company, the sum of $141,525 (the “Loan”), which Loan is represented by the promissory note attached hereto as Exhibit ____ (the “Note”) Interest accrues on the Loan at the rate of five percent (5%) per annum, with interest due and payable annually at the end of each calendar year. The principal repayments on the Loan shall not commence prior to the date that is two years from the Effective Date of this Agreement; provided, however, that if the Employee’s employment pursuant to this Agreement is terminated, or if the Employee elects to terminate his employment pursuant to Section 17 due a “change of control,” prior to the end of such two-year period, the Loan shall become due and payable in full, with all accrued interest, on the date of such termination or cessation of employment.

     17.     Change of Control Provisions.

     In circumstances where there is a “change of control” of Advanced Proteome Therapeutics Corporation (“APT Canada”) and within six (6) months thereafter the Employee either elects to terminate his employment with the Company or the Company terminates his employment, the Employee shall be entitled to a payment from the Company of an amount equal to three (3) times the Employee’s then current Base Salary (the “Change of Control Payment”), which Change of Control Payment will be in lieu of, and not in addition to, any termination payment to which the Employee was otherwise entitled to hereunder; provided, however, that the Employee’s eligibility to receive such Change of Control Payment shall terminate at such time as the Employee no longer holds any shares of the Company.

     For the purposes of this section a “change of control” means a transaction or series of transactions whereby, directly or indirectly:

     (i)     any person or combination of persons acquires a sufficient number of securities of APT Canada to affect materially the control of APT Canada, whether by way of acquisition of previously issued securities or as a result of issuances from treasury, or a combination thereof, and for the purposes of this Agreement, a person or combination of persons holding shares or other securities in excess of the number which, directly or following the conversion or exercise thereof, would entitle the holders thereof to cast 20% or more of the votes attached to all shares of APT Canada which may be cast to elect directors of APT Canada, shall be deemed to be in a position to affect materially the control of APT Canada;

     (ii)     APT Canada shall consolidate or merge with or into, amalgamate with, or enter into a statutory arrangement with any other person, or any other person shall consolidate or merge with or into, or amalgamate with or enter into a statutory arrangement with APT Canada, and, in connection therewith, all or part of the outstanding shares of APT Canada which have voting rights attached thereto shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of APT Canada or any other person or for cash or any other property (other than a transaction which has been approved by the directors of APT Canada, a majority of whom are directors of APT Canada holding office at the date of this Agreement);

     (iii)     there shall be a change in a majority of the board of directors of APT Canada whether as a result of a shareholders meeting or as a result of appointments made by the remaining members of the board of directors of APT Canada in filling vacancies caused by the resignation of the majority in number of the board of directors of APT Canada;

     (iv)     a majority of the board of directors shall have resigned or otherwise been removed from office, whether or not the vacancies created by such resignations or removals are filled;

other than:

     (v)     a change of control resulting from the Exchange exchanging shares of the Company held by him for shares of APT Canada; or

     (vi)     a transaction or series of transactions which involves a sale of securities or assets of APT Canada with which the Employee is involved as a purchaser in any manner, whether indirectly or indirectly, and whether by way of participation in a corporation or partnership that is a purchaser or by provision of debt, equity or purchase-leaseback financing.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date and year first above written.

ADVANCED PROTEOME THERAPEUTICS, INC.

By:_____________________________
     Name:
     Title:

By:_____________________________
     Name: Allen Krantz

Exhibit A

     List of Prior Inventions
and Original Works of Authorship Related to Company Business

Identifying
Number or
Title	Date	Brief Description

Name of Employee:__________________________________________________________